Exhibit 10.7

XACTLY CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and Xactly Corporation (the “Company”), effective as of April 17, 2015.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment both prior to and following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Severance Benefits.

(a) Termination Outside the Change of Control Period. If, outside the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by death or Disability)[CEO: or Executive resigns from such employment for Good Reason], then, subject to Section 4, Executive will receive the following severance benefits:

(i) Salary Severance. Continuing payments of severance pay at a rate equal to Executive’s annual base salary, as then in effect, for [CEO: twelve (12) /All Others: six (6)] months from the date of Executive’s termination of employment, which will be paid in accordance with the Company’s regular payroll procedures.

(i) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of [CEO: twelve (12) /All Others: six (6)] months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO: twelve (12) /All Others: six (6)] payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(b) Termination without Cause or Resignation for Good Reason within the Change of Control Period. If, within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding death or Disability) or Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i) Salary Severance. A lump sum severance payment equal to [CEO: eighteen (18) /All Others: twelve (12)] months of Executive’s annual base salary, as then in effect on the date of such termination, or, if greater, at the level in effect immediately prior to the Change of Control, which will be paid in accordance with the Company’s regular payroll procedures. For the avoidance of doubt, if (A) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 3(a)(i); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(b)(i), less amounts already paid under Section 3(a)(i).

(ii) Bonus Severance. Executive will receive a lump-sum payment, payable in accordance with the Company’s regular payroll procedures, equal to [CEO, President, COO, and CFO: one hundred (100%) / All Others: fifty percent (50%)] of the higher of (A) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (B) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs. For avoidance of doubt, the amount paid to Executive pursuant to this Section 3(b)(iii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents until the earlier of (A) a period of [CEO: eighteen (18) /All Others: twelve (12)] months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to [CEO: eighteen (18) /All Others: twelve (12)] payments. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv) Equity. Executive will be entitled to accelerated vesting as to [CEO, President, COO, CFO, Other Individuals as specified by the Board: one hundred percent (100%) /All Others: fifty percent (50%)] of the then unvested portion of all of Executive’s outstanding Company equity awards. If, however, an outstanding Company equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Company equity award will vest as to [CEO: one hundred percent (100%) /All Others: fifty percent (50%)] of the amount of the Company equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.

(e) Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f) Transfer between the Company and Affiliates. For purposes of this Section 3, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.

(g) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

4. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 3(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 4(b), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(b)(iii). Except as required by Section 4(b)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(a)(i) will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b) Cause. “Cause” means (i) Executive’s repeated failure, in the reasonable judgment of the Board, to substantially perform Executive’s assigned duties or responsibilities as an employee, consultant, advisor, officer or director of the Company as directed or assigned by the Board (other than a failure resulting from the Executive’s Disability) after written notice thereof from the Board to Executive describing in reasonable detail Executive’s failure to perform such duties or responsibilities and Executive having had the opportunity to address the Board, with counsel, regarding such alleged failures and Executive’s failure to remedy same within 30 days of receiving written notice; (ii) Executive engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its Affiliates; (iii) Executive’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its Affiliates, which violation was or is reasonably likely to be injurious to the Company or its Affiliates; (iv) Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any Affiliate of the Company); or (v) Executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its Affiliates.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Change of Control Period. “Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(f) Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(g) Disability. “Disability” means that the Employee has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(h) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: [FOR CEO, President, COO, AND CFO: (i) a significant diminution of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such diminution; [FOR President, COO AND CFO: provided, however, that a diminution in duties, position or responsibilities resulting solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason;”] (ii) a material reduction by the Company in the salary or bonus opportunity of the Executive as in effect immediately prior to such reduction (other than a reduction effected by the Company or its successor that is part of an overall reduction in compensation to all other management-level employees of the Company); (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (other than a reduction effected by the Company or its successor that is part of an overall reduction in the kind or level of employee benefits available to all other management-level employees of the Company); or (iv) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then-present location.] [FOR ALL OTHERS: (i) a significant diminution of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such diminution; provided, however, that a diminution in duties, position or responsibilities resulting solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction by the Company in the salary or bonus opportunity of Executive as in effect immediately prior to such reduction (other than a reduction effected by the Company or its successor that is part of an overall reduction in compensation to all other management-level employees of the Company); or (iii) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then-present location.] Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for

“Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.

(i) Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(j) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) twenty four (24) hours after confirmed facsimile transmission, (iii) one business day after deposit with a recognized overnight courier or (iv) three business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to Executive, at the address Executive shall have most recently furnished to the Company in writing, (b) if to the Company, at the following address:

Xactly Corporation

35 S. Market Street

San Jose, CA 95113

Attention: General Counsel

Fax: (408) 977-1261

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its Affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement and equity or equity award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	XACTLY CORPORATION

By:
Title:

EXECUTIVE
[NAME]

[Signature Page to Change of Control Severance Agreement]